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                                                                   Exhibit 4


                             PHOENIX ENTERPRISES LLC
                        135 EAST 57TH STREET, 12TH FLOOR
                               NEW YORK, NY 10022



June 15, 2001


JLM Industries, Inc.
8675 Hidden River Parkway
Tampa, FL 33637
Attention: John L. Macdonald

      Re:   Purchase Agreement
            ------------------

Gentlemen:

            Reference is hereby made to that certain Purchase Agreement (the "Purchase Agreement"), dated June 7, 2001, between JLMI Industries, Inc., a Delaware corporation (the "Company"), and the investors listed on Schedule 1 attached to the Purchase Agreement (each individual, an "Investor" and collectively, the "Investors"). All capitalized terms used which are not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

            The parties hereby agree as follows:

            1. Section 6.2(d) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                  "(d) By the Company or Phoenix if the Closing shall not have occurred on or prior to June 29, 2001; PROVIDED, HOWEVER, that the right to terminate under this subsection (d) shall not be available to a party if such party's failure to satisfy any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date (unless such date is extended by mutual agreement of the parties)."

            2. The last sentence of Section 8.3 of the Purchase Agreement shall be amended and restated in its entirety as follows:

            "Notwithstanding the foregoing, the Investors acknowledge and agree that the Company and Phoenix, without the consent of the Investors, may amend or supplement this Agreement, the Registration Rights Agreement or any other agreement in connection with the transactions contemplated hereby, to (i) cure any ambiguity, defect or inconsistency, or (ii) make any change that would provide any additional rights or benefits to the Investors or that would not materially and adversely affect the legal rights of the Investors hereunder."


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            3. Except as expressly set forth herein, all of the terms and provisions of the Purchase Agreement shall remain unchanged and shall continue to be in full force and effect.

            Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Phoenix the duplicate copy of this letter enclosed herewith.

                                          Very truly yours,

                                          PHOENIX ENTERPRISES LLC



                                          By: /s/ Philip Sassower
                                             ------------------------------
                                             Name: Philip Sassower
                                             Title: Chief Executive Officer

Accepted and agreed to as of
the date first above written:

JLM INDUSTRIES, INC.


By: /s/ Michael E. Hayes
   ---------------------------------
   Name: Michael E. Hayes
   Title: Vice President and
          Chief Financial Officer